As filed with the Securities and                     Registration No. 333-______
Exchange Commission on July 1, 1999.

==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------

                    BRILLIANT DIGITAL ENTERTAINMENT, INC.
            (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                        95-4592204
 (State or Other Jurisdiction                            (I.R.S. Employer
of Incorporation or Organization)                        Identification No.)

                   6355 TOPANGA CANYON BOULEVARD, SUITE 120
                       WOODLAND HILLS, CALIFORNIA 91367
                                (818) 346-3653
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)
                               ---------------

                      MARK DYNE, CHIEF EXECUTIVE OFFICER
                   6355 TOPANGA CANYON BOULEVARD, SUITE 120
                       WOODLAND HILLS, CALIFORNIA 91367
                                (818) 346-3653
     (Name, Address, Including Zip Code, and Telephone Number, Including
                       Area Code, of Agent for Service)

                                  COPIES TO:

                            Murray Markiles, Esq.
                            John J. McIlvery, Esq.
                  Troop Steuber Pasich Reddick & Tobey, LLP
                            2029 Century Park East
                        Los Angeles, California 90067
                                (310) 728-3200
                                --------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
      If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this  Form  is a  post-effective  amendment  filed  pursuant  to Rule
462(c)  under  the  Securities  Act,  check  the  following  box and  list the
Securities  Act  registration   statement  number  of  the  earlier  effective
registration statement for the same offering.  [ ]
      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=============================================================================================
                                                   Proposed
                                                    Maximum         Proposed
     Title of Each Class of       Amount To        Offering         Maximum      Amount Of
           Securities                Be             Price          Aggregate    Registration
        To Be Registered         Registered(1)     Per Unit      Offering Price     Fee
---------------------------------------------------------------------------------------------
Common Stock, par value $.001
per share.....................   2,337,522         $5.91  (2)   $13,814,755      $3,841
---------------------------------------------------------------------------------------------
Common Stock, par value $.001
per share, issuable upon
conversion of debenture.......      90,000         $5.91  (2)      $531,900        $148
---------------------------------------------------------------------------------------------
Common Stock, par value $.001
per share, issuable upon
exercise of warrants..........     300,000         $5.91  (2)    $1,773,000        $493
=============================================================================================

(1)In the event of a stock split, stock dividend, or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of the Registrant's common stock reported on the American Stock Exchange on June 30, 1999.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    SUBJECT TO COMPLETION - JULY 1, 1999


                                  PROSPECTUS

                    BRILLIANT DIGITAL ENTERTAINMENT, INC.

                       2,727,522 SHARES OF COMMON STOCK


      This is an offering of up to 2,727,522 shares of common stock of BRILLIANT DIGITAL ENTERTAINMENT, INC. The selling stockholders named in this prospectus are offering all of the shares to be sold in this offering. We will not receive any of the proceeds from the offering.

      BRILLIANT'S common stock is traded on the American Stock Exchange under the symbol "BDE." On June 24, 1999, the closing sale price of the common stock on the American Stock Exchange was $6.50 per share.

      SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                             -------------------

                    The date of this prospectus is          , 1999

                              TABLE OF CONTENTS

                                                                          PAGE


ABOUT BRILLIANT DIGITAL ENTERTAINMENT.......................................3

RISK FACTORS................................................................5

FORWARD-LOOKING STATEMENTS.................................................12

USE OF PROCEEDS............................................................12

SELLING STOCKHOLDERS.......................................................12

PLAN OF DISTRIBUTION.......................................................15

WHERE YOU CAN FIND MORE INFORMATION........................................16

LEGAL MATTERS..............................................................16

EXPERTS....................................................................16

                    ABOUT BRILLIANT DIGITAL ENTERTAINMENT

GENERAL

      BRILLIANT DIGITAL ENTERTAINMENT is a production and development studio that uses software to create digital entertainment for distribution over the Internet, on CD-ROM and DVD, as television programming and for home video. Using our proprietary state-of-the-art software tools, we produce Multipath(TM) Movies. Multipath Movies are three-dimensional digitally animated stories each with up to hundreds of plot alternatives, or paths, leading to multiple distinct conclusions that are influenced by the user. Our Multipath Movies feature seamless interactivity ensuring that the plot and graphical presentation of the story are uninterrupted by the user's decisions. We utilize a single cost-efficient production process to produce multiple formats of a particular Multipath Movie title for different distribution channels, such as the Internet, CD-ROM and, in the future, television programming. In addition, we have developed software that permits real time distribution of, and user interaction with, our Multipath Movies over the Internet.

      We have entered into an agreement which gives us the right to acquire at least 85% of the common shares of Trojan Television Limited, which we intend to exercise. Trojan Television Limited is a London-based company doing business as The Auction Channel. Founded in 1996, Trojan integrates live satellite, cable TV and Web broadcasts of auction events conducted by auction houses, allowing for participants to watch auction events on television and use the Internet or their telephone to bid simultaneously with people actually present at the auction house. Trojan has entered into agreements to provide its services with major auction houses like Christie's, Phillips, Bonhams and Brooks.

OUR MARKETING STRATEGY

      We have secured content and characters for our Multipath Movies from a number of sources, including:

      o  SUPERMAN from D.C. Comics, a subsidiary of Warner Bros.;
      o XENA: WARRIOR PRINCESS and HERCULES & XENA THE ANIMATED MOVIE, each from Universal Studios;
      o  ACE VENTURA from Morgan Creek;
      o  POPEYE from King Features Syndicate;
      o the CHOOSE YOUR OWN NIGHTMARE series for kids from Bantam Doubleday Dell Books; and
      o  content from the rock group, KISS.

We also develop Multipath Movies based on internally-developed content. Further to our strategy, we have entered into distribution agreements with industry participants including Packard Bell NEC, CompuServe, @Home, DVD Express, Kesmai's Gamestorm and Slingshot.

      Our first Multipath Movie title, CYBERSWINE, together with two titles in the CHOOSE YOUR OWN NIGHTMARE series and one POPEYE title, were completed and released at the end of 1997. During 1998, an additional 11 titles were completed, including episodes of XENA, ACE VENTURA, POPEYE and GRAVITY Angels, our internally developed title. During the last quarter of 1998 and the first quarter of 1999, we launched licensed properties, led by XENA, in retail stores in domestic and international markets. Many of these titles also are available online at www.multipathmovies.com as previews, webisodes and/or CD-ROM's. Webisodes are serialized Multipath Movie episodes we offer through subscription. We also have agreements with @Home, DVD Express and Kesmai's Gamestorm to offer Multipath Movies to their online users. In addition, Slingshot also has agreed to develop certain technologies required to play Hi-Fidelity Multipath Movies on DVD. Slingshot has agreed to publish and distribute on DVD up to 20 titles to retailers worldwide.

      We have progressed with our plans to release some of our Multipath Movies in non-interactive format as television broadcast/cable programming and home video features. In January 1999, we entered into an agreement with Kaleidoscope Media Group for the distribution of GRAVITY ANGELS, a two hour 3D animated science fiction thriller, to the television broadcast/cable and home video markets. We intend to segment Multipath Movies into 30-minute episodes and package together multiple episodes to create a season-length series for the television market. Similarly, we intend to produce 80- to 120-minute animated features for the home video market. We believe that we can produce Multipath Movies for television programming and home video features at costs substantially below typical industry costs. We intend to enter into joint ventures or partnerships with film and television production companies to jointly develop and release digital entertainment for the television broadcast/cable and home video markets. Utilizing our proprietary tools we can convert this content for distribution on the Internet, DVD and CD-ROM, at a nominal cost, thereby increasing our revenue opportunities. Although, as described above, we are presently implementing our plans to release some of the Multipath Movies in non-interactive format as television broadcast/cable programming and home video features, we note that we cannot guarantee that our efforts will be successful.

OUR SOFTWARE TOOLS

      Using our proprietary software tools in conjunction with our digital production and lay up skills, we develop Multipath Movies in a single production process. We have five proprietary software tools:

      o SCRIPNAV -- a software tool that enables a script writer to write, review and correct branching multipath scripts;
      o TALKTRACK -- a software tool used to synchronize facial expressions and mouth movements to voice soundtracks automatically;
      o SCUD ENGINE -- a software system which collects and integrates the output from all of the component tools to produce the Multipath Movie;
      o MR. COPY -- a software tool that arranges, reorders and, using licensed technology, compresses and decompresses audio and bit map files created during the production of a Multipath Movie and optimally organizes the files for use in playing the Multipath Movie; and
      o DIGITAL PROJECTOR -- which contains all the necessary elements to load and play a Multipath Movie.

      Our proprietary software tools allow us to produce each title in multiple formats in a single cost-efficient production process. This enables us to amortize our production costs across the revenue streams we realize from each format. In addition, our TalkTrack tool allows for low-cost modification of Multipath Movies to other languages without the awkward appearance of dubbed movies. Our proprietary software tools and production process are designed to emulate traditional film writing and production techniques and allow screenwriters, directors and producers to develop Multipath Movies without any detailed knowledge of computer programming or significant assistance from expensive programming teams. We believe that by utilizing existing entertainment resources we will be able to generate high-quality digital entertainment at a low cost.

OUR ACQUISITION OF TROJAN TELEVISION

      We intend to acquire at least 85% of the common shares of Trojan by exercising our right to close a share purchase agreement with the majority shareholders of Trojan. Approximately 28 minority shareholders hold the remaining 15% of the outstanding common shares of Trojan. The majority shareholders have agreed to use their reasonable efforts to cause each of the minority shareholders to become a party to the share purchase agreement and sell their shares to us. We intend to actively seek to acquire the remaining shares in Trojan from the minority shareholders. If we acquire Trojan, we will pay the purchase price in shares of our common stock that we will issue to the Trojan shareholders in exchange for their Trojan shares.

CORPORATE INFORMATION

      We are a Delaware corporation that was incorporated in July 1996. We were formed through the combination of two businesses: Brilliant Interactive Ideas, Pty. Ltd., an entertainment software developer and producer, and Sega Australia New Developments, a research and development operation for leading edge software tools. Our executive offices are located at 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, California 91367, and our telephone number is (818) 346-3653. Information on our Web site, www.multipathmovies.com, does not constitute part of this prospectus.

                                 RISK FACTORS

       YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THE MATERIAL ONES FACING OUR COMPANY. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IF THIS OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

WE WILL NOT BE ABLE TO SELL OUR MULTIPATH MOVIES IF THEY DO NOT ACHIEVE MARKET ACCEPTANCE.

      Our ability to sell Multipath Movies will depend largely upon the market's acceptance of our Multipath Movies. Each Multipath Movie will be an individual artistic work, and its commercial success primarily will be determined by consumer reaction, which is unpredictable. To generate sales, we must develop stories and characters that capture the attention and imagination of consumers and license recognized characters and properties from third parties for use in our Multipath Movies. We cannot be certain that we will be able to do so. Other factors that influence our ability to generate revenues from our Multipath Movies include:

      o consumer reluctance to initiate time consuming downloads of data necessary to view our products;
      o  our marketing strategies
      o  the quality of our products and competing products;
      o  critical reviews; and
      o the availability of alternative forms of entertainment and leisure time activities.

      The market's acceptance of our Multipath Movies has taken longer than we initially anticipated. This is due, in part, to the disappointing performance by Packard Bell NEC of its obligations under our agreement to bundle our titles with Packard Bell NEC computers, and delays in the retail distribution of our products. As a result of these factors, our Multipath Movies were not available to consumers as early and as broadly as we initially anticipated. This has resulted in fewer sales of our Multipath Movies and lower revenues than expected.

WE HAVE EXPERIENCED, AND MAY CONTINUE TO EXPERIENCE, REDUCED REVENUES DUE TO DELAYS IN THE INTRODUCTION AND DISTRIBUTION OF OUR PRODUCTS.

      Due to the numerous obstacles and uncertainties involved in developing and distributing software to the market, we cannot be certain that we will be able to meet our planned release dates for our new Multipath Movies. If we cannot begin to ship an important new product during the scheduled quarter, our revenues would likely be reduced in that quarter. In the past, we have experienced significant delays in our introduction of certain new products. For instance, delays in duplication, packaging and distribution caused our first Multipath Movies, CYBERSWINE, POPEYE AND THE QUEST FOR THE WOOLLY MAMMOTH, NIGHT OF THE WEREWOLF and the HALLOWEEN PARTY to begin arriving at retailers at the end of December 1997, after the holiday selling season. Similarly, we experienced distribution delays in the fourth quarter of 1998 that caused our products to reach retail shelves only at the end of December. Our dependence upon certain strategic partners has also caused delays in the release of our products. All of these factors have resulted in fewer sales of our products and lower revenues and earnings than we anticipated. It is likely in the future that delays will continue to occur and that some new products will not be released in accordance with our internal development schedule or the expectations of public market analysts and investors.

WE MAY NOT BE ABLE TO GENERATE SIGNIFICANT SALES OF OUR PRODUCTS OVER THE INTERNET UNLESS THERE IS A REDUCTION IN THE TIME IT TAKES TO DOWNLOAD LARGE AMOUNTS OF DATA OVER THE INTERNET.

      We distribute some of our Multipath Movies through our Internet site and through a site on the CompuServe on-line service. In 1999, we also intend to distribute some of our products through the @Home Network and Kesmai Corporation's popular Internet online games service, GameStorm. We believe that reductions in the time to download Multipath Movie content over the Internet may be a requirement to any increase in online sales of our products. This reduction in download time depends in part upon advances in compression technology. We have experienced delays in the development of compression technologies. We believe that large, time-consuming downloads have deterred potential users of our products and have reduced the effectiveness of our marketing campaigns with Microsoft and Disney. The development of these technologies continues to be a significant component of our business strategy and a primary focus of our research and development efforts.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH TO EVALUATE OUR BUSINESS MODEL AND LIKELIHOOD OF SUCCESS.

      We have a limited operating history upon which to evaluate our future prospects. We were founded in September 1993 and shipped our initial traditional CD-ROM product in November 1994. In 1996, we substantially reduced this aspect of our business to begin producing and distributing Multipath Movies. We acquired the software tools necessary to produce Multipath Movies in August 1996 and introduced our first Multipath Movie in December 1997. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as entertainment software. These risks include, but are not limited to, the inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the inability to manage growth.

IF WE ARE UNABLE TO RAISE ADDITIONAL FUNDS, WE MAY BE REQUIRED TO DEFER COMPLETION OF MULTIPATH MOVIE TITLES AND REDUCE OVERHEAD SIGNIFICANTLY.

      We believe that our existing funds, cash generated from operations and proceeds from our future sales of common stock under the securities purchase agreement we entered into in March 1999 will be sufficient to fund our working capital requirements for at least the next twelve months. Following fiscal 1999, we may need to raise additional funds through debt or equity financing or by other means. We cannot be certain that additional financing will be available at the time we need additional funds or that, if available, it can be obtained on terms that we deem favorable. If necessary funds are not available, we may be required to defer completion of Multipath Movie titles and reduce overhead significantly, which could have a material adverse effect on our business. Additionally, our stockholders may be diluted if we raise additional funds through the sale of our stock.

OUR SOFTWARE DISTRIBUTORS AND PUBLISHERS, OEM PROVIDERS AND CONTENT LICENSORS MAY DELAY THE RELEASE OF OUR PRODUCTS.

      We have entered into strategic relationships with software distributors and publishers and OEM providers, as well as licensing arrangements with numerous companies that own the stories or characters used in many of our Multipath Movies. Our business strategy is based largely on our strategic and licensing relationships and our ability to continue to enter into similar relationships in the future. These relationships may affect our ability to release our products, which would adversely affect our revenues, for a number of reasons, such as:

      o A strategic partner or content licensor may, in the exercise of its product approval rights, arbitrarily reject our products, require expensive and time consuming changes to the products or otherwise delay their introduction; and
      o An OEM provider could change the shipping schedule of the equipment with which our products are bundled and thereby affect their distribution.

      One delay has already occurred. Packard Bell NEC, which agreed to distribute some of our Multipath Movie titles bundled with Packard Bell computers, has significantly delayed the introduction of some titles beyond the initially anticipated launch dates. Additionally, we believe that because Packard Bell NEC is distributing our titles with only its middle- to high-end machines, Packard Bell NEC will not comply with its commitment to ship our products with 6 million computers during the term of our agreement. We have formally notified Packard Bell NEC of their failure to comply with the terms of our agreement. We cannot be certain that we will resolve these issues with Packard Bell NEC, that Packard Bell NEC will achieve its committed shipment level or that adequate remedies will be available to us to compensate for Packard Bell NEC's failure to perform under our agreement. Our problems with Packard Bell NEC have resulted in fewer sales of our products and lower revenues and earnings than we expected.

WE MAY NOT BE ABLE TO OBTAIN THE SERVICES OF INDEPENDENT SOFTWARE DEVELOPERS THAT ARE NECESSARY FOR THE PRODUCTION AND DISTRIBUTION OF OUR PRODUCTS ON A TIMELY BASIS.

      In addition to internally developing software, we use entertainment software created by independent software developers. We have less control over the scheduling and the quality of the software generated by independent contractors than over that developed by our own employees. Our ability to obtain software generated by others will depend in part on our continued ability to maintain relationships with skilled independent software developers, and to enter into and renew product development agreements with these developers. There can be no assurance that we will be able to maintain these relationships or enter into and renew these agreements.

WE MAY NOT BE ABLE TO ACQUIRE LICENSED CONTENT THAT WE DESIRE TO USE IN OUR MULTIPATH MOVIES.

      We use content developed by third parties in our Multipath Movies. To have access to appealing content for use in our Multipath Movies, we will need to continue to develop new relationships and maintain existing relationships with content providers. Many content providers are reluctant to grant broad licenses for their properties covering multiple formats, like the Internet and television, to companies without a proven track record in the particular industry. When rights are available, there is often significant competition for licenses. We may not be able to acquire licensed content at prices or upon terms or conditions that we consider acceptable.

IF OUR INTERNET PROVIDER EXPERIENCES AN INTERRUPTION IN SERVICE, WE WILL NOT BE ABLE TO SELL MULTIPATH MOVIES THROUGH OUR INTERNET SITE.

      We presently use a single vendor to deliver Multipath Movies through our Internet site. Any significant interruption in service provided by this vendor could interrupt sales and delivery of Multipath Movies and adversely affect our ability to conduct this portion of our business and maintain customer satisfaction.

WE MAY NOT BE ABLE TO OBTAIN CD-ROM AND DVD MANUFACTURING AND PACKAGING SERVICES ON A TIMELY BASIS.

      We use third party vendors to press CD-ROM and DVD disks, assemble purchased product components, print product packaging and user manuals and package finished products in connection with the retail distribution of our Multipath Movies. We do not have contractual agreements with any of our third party vendors, which may result in our inability to secure adequate services in a timely manner. If we cannot obtain adequate manufacturing services, we will not be able to timely produce and deliver our CD-ROM and DVD products to distributors, retail stores and consumers.

TO INCREASE RETAIL SALES, WE MUST DEVELOP A RETAIL SALES CHANNEL, EFFECTIVELY COMPETE FOR RETAIL SHELF SPACE AND NEGOTIATE FAVORABLE TERMS WITH RETAILERS.

      We anticipate that a significant amount of sales of Multipath Movies will need to be made through distributors to traditional retailers. We have no prior experience in developing or managing a retail sales channel or selling products in retail stores. We are currently expending significant resources to develop a retail sales channel, which expenditures must be made before we realize any significant retail sales. The competition for shelf space in retail stores is intense. We expect that our products will constitute a small percentage of a retailer's sales volume, and we cannot be certain that retailers will provide our products with adequate levels of shelf space and promotional support. Due to the increased competition for limited retail shelf space and promotional resources, retailers and distributors increasingly are in a better position to negotiate favorable terms of sale, including terms relating to price discounts, product return rights and cooperative market development funds. Increased competition could result in loss of shelf space for our products at retail stores, as well as significant price competition, any of which could adversely affect our sales volume and the price we receive for our products.

WE MAY ENCOUNTER PROBLEMS IN CONNECTION WITH OUR ACQUISITION OF TROJAN
TELEVISION.

      We have entered into an agreement to acquire Trojan Television Limited, a London-based company doing business as The Auction Channel. Trojan integrates live satellite, cable TV and Web broadcasts of auction events conducted by auction houses, allowing for participants to watch auction events on television and use the Internet or their telephone to bid simultaneously with people actually present at the auction house. We intend to operate Trojan as a European subsidiary.

      We have very little experience in acquiring businesses, and will likely encounter difficulties in integrating Trojan's operations with our existing operations. Some of the difficulties we expect to encounter include, among others, those related to:

      o  integrating Brilliant's and Trojan's management staffs;
      o  retaining Trojan's key management and technical personnel; and
      o coordinating the operation of geographically separated organizations with distinct cultures.

      The integration of Trojan's and Brilliant's operations following the acquisition will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the two companies. The inability of management to integrate successfully the operations of the companies could have an adverse effect on our consolidated operating results. In addition, even if the operations of the two companies are ultimately successfully integrated, it is anticipated that the integration will be accomplished over time and, in the interim, the combination may have an adverse effect on our business and operations.

TROJAN TELEVISION MAY NEVER ACHIEVE PROFITABILITY.

      Trojan Television has a limited operating history upon which to evaluate its future prospects. Trojan was founded in 1996 and commenced operations in July 1996. Trojan had net losses of approximately $310,000 in fiscal 1997, $521,000 in fiscal 1998 and $1,289,000 for the nine months ended March 31, 1999, and an accumulated deficit of $2,119,000 as of March 31, 1999 relating to net losses from the period from July 1, 1996 through fiscal 1997 and 1998 and the nine months ended March 31, 1999. We expect that Trojan will continue to sustain losses at least for the next twelve months. There can be no assurance that Trojan will achieve profitability or successfully implement its business strategy.

OUR AMORTIZATION EXPENSES WILL INCREASE AS A RESULT OF THE TROJAN ACQUISITION.

      The Trojan acquisition will be accounted for as a purchase. Based on the purchase price paid, the Trojan acquisition is expected to result in significant goodwill on our balance sheet. As a result, we expect that our amortization expense will significantly increase over historical levels. This increase in amortization expense will have an adverse effect on our results of operations in the remainder of 1999 and in subsequent periods.

WE WILL LOSE OUR EXCLUSIVE RIGHTS TO SOFTWARE TECHNOLOGY USED BY TROJAN IN ITS BUSINESS IF WE DO NOT MAKE MINIMUM PAYMENTS TO THE LICENSOR OF THE TECHNOLOGY.

      At the time we acquire Trojan, we intend to acquire a license to software technology used by Trojan in the operation of its auction business. If we do not make minimum payments to the licensor of the technology, our rights to the technology will become non-exclusive. If this occurs, the software technology may be licensed to Trojan's competitors, which could reduce Trojan's competitive advantage and adversely affect its revenues.

PRODUCT RETURNS THAT EXCEED OUR ANTICIPATED RESERVES COULD RESULT IN WORSE THAN EXPECTED OPERATING RESULTS.

      At the time we ship our products to retailers, we will establish reserves, including reserves that estimate the potential for future product returns. Product returns or price protection concessions that exceed our reserves could increase the magnitude of quarterly fluctuations in our operating and financial results. Furthermore, if we incorrectly assess the creditworthiness of customers who receive our products on credit, we could be required to significantly increase the reserves previously established. We cannot be certain that these future write-offs will not occur or that amounts written off will not have a material adverse effect on our business and depress the market price of our common stock. Actual returns to date have been within management's estimates.

FLUCTUATIONS IN OPERATING RESULTS MAY RESULT IN UNEXPECTED REDUCTIONS IN
REVENUE.

      We operate in an industry that is subject to significant fluctuations in operating results from quarter to quarter, which may lead to unexpected reductions in revenues and stock price volatility. Factors that may influence our quarterly operating results include:

      o shipping schedules for PC hardware with which Multipath Movies are bundled;
      o the introduction or enhancement of software products by us and our competitors;
      o our ability to produce and distribute retail packaged versions of Multipath Movies in advance of peak retail selling seasons;

      o the introduction or availability of new computer hardware to be used with our products; and
      o  the timing of orders from major customers.

      Additionally, a majority of the unit sales for a product typically occurs in the quarter in which the product is introduced. As a result, our revenues may increase significantly in a quarter in which a major product introduction occurs and may decline in following quarters.

SEASONAL BUYING PATTERNS MAY RESULT IN PERIODS OF LOW SALES VOLUME.

      The entertainment software business is highly seasonal. Typically, net revenues are highest during the fourth calendar quarter, decline in the first calendar quarter and are lowest in the second and third calendar quarters. This seasonal pattern is due primarily to the increased demand for entertainment software products during the year-end holiday buying season. As a result, a disproportionate share of our net revenues historically have been generated in the fourth quarter of our fiscal year. We expect our revenues and operating results will continue to reflect these seasonal factors.

OUR AMORTIZATION EXPENSE MAY INCREASE IF SOME OF OUR MULTIPATH MOVIES DO NOT SELL AS WELL AS WE ANTICIPATED.

      Our accounting policy follows Statement of Financial Accounting Standards No. 86, which statement provides for the capitalization of software development costs once technological feasibility is established. The capitalized costs are amortized beginning on the date the product is made available for sale either on a straight-line basis over the product's estimated revenue or on a ratio of current revenues to total projected product revenues, whichever results in the greater amortization amount.

      In accordance with SFAS No. 86, we capitalized certain development costs related to the production of Multipath Movies during the third and fourth quarters of 1997 and the first quarter of 1998. The majority of the capitalized costs relate to Multipath Movie which we are currently attempting to market in non-interactive format as television broadcast/cable programming and home video features. We cannot guarantee that our efforts will be successful. If our efforts are not successful, our amortization costs will increase, which will have an adverse affect on our results of operations.

WE MUST IMPROVE OUR SOFTWARE TOOLS TO PRODUCE NEW, MORE ENHANCED MULTIPATH
MOVIES.

      The software tools that enable us to create Multipath Movies have been developed over the past three years. Additional refinement of these tools may be necessary to continue to enhance the Multipath Movie format. If we cannot develop improvements to these software tools, our Multipath Movies may not obtain or maintain market acceptance and our revenues will be adversely affected.

ERRORS OR DEFECTS IN OUR SOFTWARE TOOLS AND PRODUCTS MAY CAUSE A LOSS OF MARKET ACCEPTANCE.

      Our products are complex and may contain undetected errors or defects when first introduced or as new versions are released. In the past, we have discovered software errors in some of our new products and enhancements after their introduction into the market. Because our products are complex, we anticipate that software errors and defects will be present in new products or releases in the future. While to date these errors have not been material, future errors and defects could result in adverse product reviews and a loss of, or delay in, market acceptance of our products.

TO COMPETE EFFECTIVELY, WE MUST MAKE SUBSTANTIAL INVESTMENTS IN RESEARCH AND DEVELOPMENT TO KEEP UP WITH THE RAPID TECHNOLOGICAL DEVELOPMENTS AND CHANGING SOFTWARE OPERATING ENVIRONMENTS THAT ARE TYPICAL IN OUR INDUSTRY.

      The entertainment software market and the PC industry are subject to rapid technological developments and frequent changes in software operating environments. To compete successfully, we must continually improve and enhance our existing products and technologies and develop new products and technologies that incorporate technological advances. We must make these improvements while remaining competitive in terms of performance and price. Our sales will depend substantially upon our ability to anticipate the emergence of, and to adapt our products to, popular software operating environments. This will require us to make substantial investments in research and development. We cannot be certain that we will have the financial and technical resources available to make these substantial expenditures.

IF A NEW OPERATING ENVIRONMENT FOR WHICH WE DEVELOP PRODUCTS DOES NOT ACHIEVE MARKET ACCEPTANCE, OUR PRODUCTS MAY NOT SELL WELL IN THE MARKET.

      We intend to design future products for use with new software operating environments. To coordinate the release of our products with the release of a new operating environment, we will need to make substantial investments in research and development at least one to two years in advance of the widespread release of the operating environment in the market. If a new operating environment for which we develop products does not achieve market acceptance, we may incur substantial research and development expenses in developing products that do not sell well in the market. Our failure to anticipate the emergence of widely accepted operating environments and to timely develop products for use on these new environments would result in lower sales volume and have a material adverse effect on our business.

OUR PROPRIETARY TECHNOLOGY MAY NOT BE ADEQUATELY PROTECTED FROM COPYING BY
OTHERS.

      Our future success and ability to compete depends in part upon our proprietary technology. We rely on trademark, trade secret and copyright laws to protect our technology, and require all employees and third-party developers to sign nondisclosure agreements. We cannot be certain, however, that these precautions will provide meaningful protection from competition or that competitors will not be able to develop similar or superior technology independently. We do not copy-protect our software, so it may be possible for unauthorized third parties to copy our products or to reverse engineer or otherwise obtain and use information that we regard as proprietary. Our customers may take inadequate precautions to protect our proprietary information. If we must pursue litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, we may not prevail and will likely make substantial expenditures and divert valuable resources. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technologies overseas. We may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed.

IF OUR PRODUCTS INFRINGE ANY PROPRIETARY RIGHTS OF OTHERS, A LAWSUIT MAY BE BROUGHT AGAINST US THAT COULD REQUIRE US TO PAY LARGE LEGAL EXPENSES AND JUDGMENTS AND REDESIGN OR DISCONTINUE SELLING OUR PRODUCTS.

      We believe that our products, including our software tools, do not infringe any valid existing proprietary rights of third parties. The software tools used to create Multipath Movies were developed by SAND when it was a division of Sega Ozisoft. In connection with our acquisition of the software tools, Sega Ozisoft represented to us that, to its best knowledge, the SAND technology and software acquired by us does not infringe the proprietary rights of others. We rely entirely on these representations of Sega Ozisoft. While we have received no communication from third parties alleging infringement of any of their proprietary rights, we cannot be certain that any infringement claims will not be made in the future. Any infringement claims, whether or not meritorious, could result in costly litigation or require us to enter into royalty or licensing agreements. If we are found to have infringed the proprietary rights of others, we could be required to pay damages, redesign the products or discontinue their sale. Any of these outcomes, individually or collectively, could have a material adverse effect on our business and financial condition.

OUR STOCK PRICE AND TRADING VOLUME FLUCTUATE WIDELY.

      Our common stock is traded on the American Stock Exchange. The market price and trading volume of our common stock have been subject to substantial volatility, and are likely to continue to be subject to significant fluctuations due to many factors, including:

      o  variations in quarterly operating results;
      o  the gain or loss of significant contracts;
      o  changes in management;
      o announcements of technological innovations or new products by us or our competitors;
      o  recommendations by securities industry analysts;

      o dilution to existing stockholders resulting from the issuance of additional shares of common stock; and
      o  short sales and hedging of our common stock.

      Additionally, the stock market has experienced extreme price and trading volume fluctuations that have affected the market price of securities of many technology companies. These fluctuations have, at times, been unrelated to the operating performances of the specific companies whose stock is affected. In the past, our common stock has not experienced significant trading volume on a consistent basis and has not been actively followed by stock market analysts. The average trading volume in our common stock may not increase or sustain its current levels. We cannot be certain that an adequate trading market will exist to sell large positions in our common stock.

BECAUSE OUR OFFICERS AND DIRECTORS OWN A SIGNIFICANT PORTION OF OUR COMMON STOCK, THEY MAY BE ABLE TO INFLUENCE STOCKHOLDER VOTES AND DISCOURAGE OTHERS FROM ATTEMPTING TO ACQUIRE US.

      As of May 14, 1999, our officers and directors owned, in total, approximately 18.2% of the outstanding shares of our common stock. As a result, our officers and directors are able to exert influence over the outcome of all matters submitted to a vote of the holders of our common stock, including the election of our Board of Directors. The voting power of these officers and directors could also discourage others from seeking to acquire control of us through the purchase of our common stock, which might depress the price of our common stock.

WE HAVE ADOPTED A NUMBER OF ANTI-TAKEOVER MEASURES THAT MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

      In March 1998, we adopted a stockholder's rights plan. We adopted the rights plan to make it more difficult for a third party to make an unsolicited takeover attempt of us. Under the rights plan we distributed one preferred share purchase right for each outstanding share of our common stock outstanding on April 2, 1998. Upon the occurrence of certain triggering events related to an unsolicited takeover attempt of us, each purchase right not owned by the party or parties making the unsolicited takeover attempt will entitle its holder to purchase shares of our Series A Preferred Stock at a value below the then market value of the Series A Preferred Stock. Our board of directors can issue up to an additional 700,000 shares of preferred stock and determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. Our board of directors could issue the preferred stock with voting, liquidation, dividend and other rights superior to the rights of our common stock. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of the share purchase rights and of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of our outstanding voting stock. Further, certain provisions of our certificate of incorporation and bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving us.

OUR SALE OF SHARES AT A PRICE BELOW THE MARKET PRICE OF OUR COMMON STOCK WILL HAVE A DILUTIVE IMPACT ON OUR STOCKHOLDERS.

      We have entered into a securities purchase agreement with an investor that allows us to sell to the investor up to $6,000,000 worth of shares of our common stock at a discount to the then-prevailing market price of our common stock. The table below sets forth percentages of our common stock the investor would own if we elected to sell the entire $6,000,000 worth of stock under the purchase agreement. The percentages are based on our closing share price of $6.375 on June 25, 1999, and on assumed prices of $4.78 and $3.71, which prices represent a 25% and 42% decline, respectively, in our June 25, 1999 closing share price. The percentages are also based on the number of shares of common stock outstanding on June 25, 1999. We cannot issue to the investor more than 19.99% of our common stock that was outstanding at the time we entered into the securities purchase agreement, which equals 13.8% of our common stock outstanding on June 25, 1999.

                    Percentage                      Percentage of
                    Discount to       Assumed        Outstanding
                    Market Price    Market Price    Common Stock
                    ------------    ------------    ------------
                        0%            $ 6.38            8.3%
                       25%            $ 4.78           10.8%
                       42%            $ 3.71           13.8%

      Additionally, we have issued to a selling stockholder a debenture which may be converted into common stock at a discount to the then-prevailing market price of our common stock. Accordingly, the issuance of shares under the securities purchase agreement and the debenture will have a dilutive impact on our stockholders. As a result, our net income or loss per share could be materially decreased in future periods, and the market price of our common stock could be materially and adversely affected. These discounted sales could have an immediate adverse effect on the market price of the common stock. We also have agreed to issue to our financial advisor a fee in shares of common stock having an aggregate market price equal to 2% of the purchase price of the shares of common stock to be issued and sold under the securities purchase agreement. The issuance or resale of these shares would have a further dilutive effect on our common stock and could adversely affect its price. Downward pressure on the market price of our common stock could encourage short sales of common stock by the investor (to the extent permitted by, and pursuant to, the securities purchase agreement) or others. A short sale is a sale of stock that is not owned by the seller. The seller borrows the stock for delivery at the time of the short sale, and buys back the stock when it is necessary to return the borrowed shares. If the price of the common stock declines between the time the seller sells the stock and the time the seller subsequently repurchases the common stock, then the seller sold the shares for a higher price then he purchased the shares and may realize a profit. Material amounts of short selling could place further downward pressure on the market price of the common stock.


                          FORWARD-LOOKING STATEMENTS

      This prospectus contains statements that constitute forward-looking statements within the meaning of Section 21E of the Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, plans and objectives, our product release schedules, our ability to design, develop, manufacture and market products, our intentions with respect to strategic acquisitions, and the ability of our products to achieve or maintain commercial acceptance. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page 5. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.


                               USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus.


                             SELLING STOCKHOLDERS


      This prospectus may be used only in connection with the resale by the selling stockholders of shares of the common stock of Brilliant, as follows:

      o  Up to 2,132,000 shares of common stock may be sold by seven investors;

      o  Up to 300,000 shares of common stock may be sold by Intel Corporation;
         and

      o Up to 295,522 shares of common stock may be sold by Roseworth Group, Ltd.

THE INVESTORS

      We are registering 2,132,000 shares of common stock on behalf of seven investors. These investors include Prince Ahmad Bin Khalid Al-Saud, Barry Baeres, Brent Cohen, Tim Helfet, Schuermann GbR, Tatich Financing, Inc. and Werner Family Trust. We issued these shares of common stock to the seven investors in a series of private sales in May 1999. We agreed to register these shares on a Form S-3 registration statement.

      We have agreed to elect Prince Ahmad Bin Khalid Al-Saud or his designee as a Class I director for a term ending in 2000. Additionally, we have agreed that so long as Mr. Al-Saud maintains ownership of at least 5% of our outstanding equity securities, we will use our best efforts to continue to cause Mr. Al-Saud or his designee to be nominated for election as a director.

INTEL CORPORATION

      We are registering 300,000 shares of common stock on behalf of Intel Corporation. Intel may acquire the 300,000 shares of common stock by exercising a warrant we granted to Intel in July 1998. We granted the warrant to Intel in connection with a technology alliance we entered into with it in July 1998. The warrants currently are exercisable at an exercise price of $4.00 per share and expire in July 2001. We agreed to register the shares of common stock underlying the warrant on a Form S-3 registration statement.

ROSEWORTH GROUP, LTD.

      We are registering a total of 295,522 shares of common stock on behalf of Roseworth Group, Ltd. In April 1999, we issued to Roseworth a 4% convertible debenture in the principal amount of $1,000,000. The debenture is due on the later of April 27, 2000 or six months following the date the Securities and Exchange Commission declares effective the registration statement covering the resale of the shares of common stock underlying the debenture. The debenture may be converted by Roseworth or any other holder of the debenture into shares of our common stock at a conversion price per share equal to the lower of 95% of the market price (as defined below) of our common stock or $6.00. On the maturity date of the debenture, the unpaid balance of the debenture and any accrued and unpaid interest will convert automatically into shares of common stock at the conversion price on the maturity date. The market price of our common stock, for purposes of calculating the conversion price, is the lowest volume adjusted price during the ten trading days immediately preceding the date the price is determined. The volume adjusted price on a trading day is equal to the total dollar value of all shares of our common stock traded on the American Stock Exchange on that trading day, divided by the total number of shares of our common stock traded on the American Stock Exchange on that trading day.

      On May 13, 1999, Roseworth converted $250,000 of the principal amount of the debenture into 76,489 shares of our common stock, and on May 24, 1999 Roseworth converted an additional $500,000 of the principal amount of the debenture into 129,033 shares of our common stock. Roseworth may use this prospectus to sell the 205,522 shares of common stock it acquired upon these conversions and up to an additional 90,000 shares of common stock that it may acquire in the future upon conversion of the remaining principal portion of the debenture and any accrued interest. We agreed to register the shares of common stock underlying the debenture on a Form S-3 registration statement for resale by Roseworth or any other holders of the shares.

      We paid Roseworth $30,000 and issued to Roseworth 5,883 shares of our common stock as a financial advisory fee in connection with the convertible debenture.

SELLING STOCKHOLDERS TABLE

      The following table contains information about the selling stockholders' beneficial ownership of our common stock as of June 11, 1999. We do not know if, when, or in what amounts the selling stockholders will sell shares of the common stock. Thus, we cannot estimate how many shares the selling stockholders will hold after completion of the offering.

                                                          SHARES
                                                    BENEFICIALLY OWNED
                                                     PRIOR TO OFFERING
                                                     -----------------
                                                                            NUMBER OF
                                                                             SHARES
NAME AND ADDRESS                                      NUMBER       PERCENT   OFFERED
----------------                                   ----------  ----------  -------------
Prince Ahmad Bin Khalid Al-Saud...................  1,000,000       8.5 %   1,000,000
  P. O. Box 1011
  Riyadh, Saudi Arabia 11431
Schuermann GbR....................................    350,000       3.0       350,000
  Grevener Damm 260
  48282 Emsdetten, Germany
Intel Corporation.................................    300,000 (1)   2.6       300,000 (1)
  2200 Michigan College Boulevard
  Santa Clara, CA 95052
Barry Baeres......................................    250,000       2.1       250,000
  Widenmayerstr. 49
  80538 Muenchen, Germany
Roseworth Group, Ltd..............................    247,188 (2)   1.7       295,522 (3)
  c/o Dr. Batliner & Partners
  Aeulestrasse 74
  FI-9490
  Vaduz, Liechtenstein
Tatich Financing, Inc.............................    205,000       1.7       205,000
  c/o Horwath Fiducaire & Revision S.A.
  15 Rue Du Jeu-De-L'Arc
  P. O. Box 6259
  CH-1211 Geneva 6 Switzerland
Brent Cohen.......................................    126,000       1.1       126,000
  11701 Wetherby Lane
  Los Angeles, CA 90077
Tim Helfet........................................    126,000       1.1       126,000
  1652 Mandeville Canyon Road
  Los Angeles, CA 90049
Werner Family Trust...............................     75,000         *       75,000
  c/o Heinz Laumann
  Rodelhang 8
  90542 Eckental, Germany

-------------------------------
*  Represents less than 1%.
(1)Consists of 300,000 shares reserved for issuance upon exercise of warrants that currently are exercisable.
(2)Includes 41,666 shares that Roseworth could acquire as of June 11, 1999 upon conversion of $250,000 principal amount of the convertible debenture. This information will be modified with a Prospectus Supplement to reflect the number of shares of common stock acquired by Roseworth upon conversion of the remaining portion of the principal amount of the convertible debenture and any accrued interest under the debenture.
(3)This information will be modified with a Prospectus Supplement to reflect the number of shares of common stock acquired by Roseworth upon conversion of the remaining portion of the principal amount of the convertible debenture and any accrued interest under the debenture.

                             PLAN OF DISTRIBUTION

      We are registering the shares of common stock on behalf of the selling stockholders described in this prospectus. As used in this prospectus, the selling stockholders include donees and pledgees selling shares received after the date of this prospectus from the selling stockholders named in this prospectus.

      We will pay substantially all the expenses incident to the registration, offering and sale of the shares to the public by the selling stockholders other than fees, discounts and commissions of underwriters, dealers or agents, if any, transfer taxes and counsel fees. We also have agreed to indemnify the selling stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act.

      The shares may be offered and sold by the selling stockholders directly to purchasers or through one or more underwriters, brokers, dealers or agents, in one or more types of transactions:

      o  on the American Stock Exchange,

      o  in negotiated transactions,

      o  through put or call options relating to the shares,

      o  through short sales of shares, or

      o a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.

      The selling shareholders may also pledge shares under loans, and upon a default by the selling shareholder, the pledged shares might be sold under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

      The selling stockholder and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by the such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act may apply to their sales in the market.

      If required, the following information will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement:

      o  the specific shares to be sold,

      o  the names of the selling stockholders,

      o  the respective purchase prices and public offering prices,

      o  the names of any agent, dealer or underwriter, and

      o  any applicable commissions or discounts.

                     WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy these documents at the SEC's Public Reference Room, located at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC's website at "http://www.sec.gov." You can also read our SEC filings at the American Stock Exchange, 86 Trinity Plaza, New York, New York.

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the shares:

      o Annual Report on Form 10-KSB for the year ended December 31, 1998, as amended.

      o  Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

      o  Current Report on Form 8-K dated July 1, 1999.

      o Description of our capital stock contained in our Registration Statement on Form 8-A, filed on October 29, 1996, as amended by our Registration Statement on Form 8-A/A, filed on November 20, 1996.

      This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the above information incorporated by reference, at no cost, by writing to or calling:

            Michael Ozen
            Chief Financial Officer
            Brilliant Digital Entertainment, Inc.
            6355 Topanga Canyon Boulevard, Suite 120
            Woodland Hills, California 91367
            (818) 615-1500


                                LEGAL MATTERS

      Troop Steuber Pasich Reddick & Tobey, LLP, Los Angeles, California, has rendered to Brilliant Digital Entertainment, Inc. a legal opinion as to the validity of the common stock covered by this prospectus.


                                   EXPERTS

      The financial statements of Brilliant Digital Entertainment, Inc. as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of Brilliant Digital Entertainment, Inc. for the fiscal year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Trojan Television Limited as of June 30, 1998 and 1997 and for the years then ended incorporated in this prospectus by reference to the Current Report on Form 8-K of Brilliant Digital Entertainment, Inc. have been so incorporated in reliance on the report of Edwards & Co, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

--------------------------------------------------------------------------------






                             --------------------


                    BRILLIANT DIGITAL ENTERTAINMENT, INC.


                                  PROSPECTUS


                                                , 1999


                             --------------------

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.


      Registration fee - Securities and Exchange Commission..      $  4,482
      Legal Fees and Expenses................................         7,500
      Accounting Fees and Expenses...........................         5,000
      Miscellaneous Expenses.................................         2,000
                                                                   ---------
                TOTAL........................................      $ 18,982
                                                                   =========


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant's Certificate of Incorporation and its Bylaws provide for the indemnification by the Registrant of each director, officer and employee of the Registrant to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

      In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      The Registrant's Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in


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


good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

      The Registrant has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Registrant and certain officers of the Registrant (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's Conduct was unlawful.

ITEM 16.    EXHIBITS.

    EXHIBIT
     NUMBER                   EXHIBIT DESCRIPTION
     ------                   -------------------

      5.1   Opinion and Consent of Troop Steuber Pasich Reddick & Tobey, LLP.

      10.1 Debenture and Warrant Purchase Agreement, dated as of April 21, 1999, between the Registrant and Roseworth Group, Ltd. Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

      10.2 4% Convertible Debenture Due April 27, 2000 of the Registrant, in the principal amount of $1,000,000, dated as of April 27, 1999. Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

      10.3 Registration Rights Agreement, dated as of April 21, 1999, between the Registrant and Roseworth Group, Ltd. Incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

      10.4  Warrant, dated July 16, 1998. Incorporated by reference to Exhibit
            10.2 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998. [Portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for an order granting confidential treatment.]

      23.1  Consent of PricewaterhouseCoopers LLP.

      23.2  Consent of Edwards & Co.

      23.3  Consent of Troop Steuber Pasich Reddick & Tobey, LLP (included in
            Exhibit 5.1).

      24.1  Power of Attorney (included on signature page).

ITEM 17.    UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on July 1, 1999.

                                       BRILLIANT DIGITAL ENTERTAINMENT, INC.


                                       By:      /S/ MICHAEL OZEN
                                           -------------------------------------
                                           Michael Ozen, Chief Financial Officer

                                POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Mark Dyne and Michael Ozen, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

           Signature                           Title                 Date
           ---------                           -----                 ----

        /S/ MARK DYNE             Chief Executive Officer and    June 25, 1999
  ---------------------------       Chairman of the
           Mark Dyne                Board of Directors

    /S/ KEVIN BERMEISTER          President and Director         June 25, 1999
  ---------------------------
        Kevin Bermeister

      /S/ MICHAEL OZEN            Chief Financial Officer        June 25, 1999
  ---------------------------       (Principal Financial
          Michael Ozen              and Accounting Officer)
                                    and Secretary

       /S/ MARK MILLER            Vice President,                June 25, 1999
  ---------------------------       Operations and Production
          Mark Miller               and Director

        /S/ DIANA MARANON         Director                       June 25, 1999
  ---------------------------
         Diana Maranon

          /S/ RAY MUSCI           Director                       June 25, 1999
  ---------------------------
           Ray Musci

        /S/ GARTH SALONER         Director                       June 25, 1999
  ---------------------------
         Garth Saloner

       /S/ JEFF SCHEINROCK        Director                       June 25, 1999
  ---------------------------
        Jeff Scheinrock

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